Independent Auditors' Consent



The Board of Directors
Citizens Communications Company:


We hereby consent to the incorporation by reference in Registration Statement (No. 33-48683) on Form S-8 and in the Registration Statement (No. 333-61432) on Form S-8 of Citizens Communications Company of our report dated June 26, 2002, relating to the statements of net assets available for benefits of the Citizens 401(k) Savings Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001, and supplemental schedules as of and for the year ended December 31, 2001, which report appears in the annual report on Form 11-K of the Citizens 401(k) Savings Plan dated December 31, 2001.



                                             /s/ KPMG



New York, New York
June 26, 2002